Exhibit 99.1

diaDexus, Inc. Reports Second Quarter 2013 Financial Results

12th Consecutive Quarter of Year-over-Year Revenue Growth

Conference Call Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., August 8, 2013 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced financial results for the second quarter ended June 30, 2013.

“With our 12th consecutive quarter of year-over-year revenue growth, we delivered another very robust quarter as we continue to successfully execute on our sales strategy and look for additional ways to build the value of the company,” said Brian Ward, Ph.D., diaDexus’ President and Chief Executive Officer. “Our investment in enhancing the PLAC Test brand messaging, conducting physician education, and our ongoing partnerships with cardiovascular specialty laboratories have generated positive momentum for the sales of our PLAC Test. On the development front, we continue to move forward with researching and identifying our product pipeline options, which we expect will have a positive impact on our long-term growth profile.”

Total revenues for the second quarter 2013 were $6.2 million as compared to $5.1 million in the second quarter 2012. This 22 percent increase was driven by increased demand for the PLAC Test. Higher demand improved gross margins in the second quarter 2013 to 70 percent compared to 69 percent for the same quarter in 2012. Total operating expenses for the quarter were $6.7 million, compared to $5.8 million for the second quarter 2012. The increase in operating expenses was primarily the result of increased sales and marketing efforts in the second quarter 2013 compared to the same quarter in 2012. Research and development and general and administrative expenses were relatively flat in the second quarter compared to the prior year period. The Company’s net loss for the second quarter 2013 narrowed to $0.4 million, or $(0.01) per share, from a net loss of $0.8 million, or $(0.02) per share, in the second quarter 2012.

Cash and cash equivalents and investments at June 30, 2013 were $12.0 million compared to $13.0 million at March 31, 2013 and $13.6 million at December 31, 2012.

Guidance

For the full year 2013, the Company is reiterating revenue guidance in the range of $24 to $25 million.

Webcast

diaDexus will host a conference call and webcast on August 8th at 4:30 p.m. ET (1:30 p.m. PT) to discuss the second quarter 2013 results. The dial-in numbers for the conference call are 1 (877) 378-9048 for domestic callers and 1 (706) 679-2272 for international. The reservation number for both is 22881539. The webcast may be accessed via the company’s website at www.diadexus.com/webcast. A replay of the webcast will be available shortly following the live webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The Company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and is manufacturing the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve financial guidance and product opportunity expectations for the remainder of the year such as diaDexus’ ability to gain acceptance of its PLAC® Test products in the marketplace, including its ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; diaDexus’ high degree of customer concentration, including the downward pressure that its largest customers to exert on its product pricing; the ability to continue to grow revenue at the same quarterly or annual rate; the medical device excise tax under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and the ability to pass those costs through to customers; the ability to report under the sunshine provisions of the PPACA; diaDexus’ relationship with key customers, including GlaxoSmithKline, the licensor of Lp-PLA2; third party payors’ acceptance of and reimbursement for the PLAC® Tests; diaDexus’ ability to obtain higher selling prices with its partners when reimbursement coverage for its PLAC® Tests increases; diaDexus’ ability to develop and commercialize new products and services; various risks associated with the international expansion of diaDexus’ business; the timing of data unblinding in the Phase 3 study of darapladib being conducted by GlaxoSmithKline and its impact on the PLAC Test adoption and sales; diaDexus’ ability and timing to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 Activity test; diaDexus’ ability to initiate and continue to manufacture the PLAC® Test for Lp-PLA2 Activity to meet customer demand; the adequacy of diaDexus’ intellectual property rights; diaDexus’ ability to satisfy its obligations under its license agreements, to maintain its license rights under those license agreements and to enter into any necessary licenses on acceptable terms; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company. Future financing needs will depend on diaDexus’ ability to continue increasing the rate of adoption for its products by physicians and its progress in expanding insurance coverage for the PLAC® Test. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors.diadexus.com

Investor Relations:

The Ruth Group

Zack Kubow

646-536-7020

zkubow@theruthgroup.com

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DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
License revenue	$77	$77	$153	$153
Royalty revenue	—	1,037	18	2,074
Product sales	6,141	4,002	11,601	7,832

Total revenues	6,218	5,116	11,772	10,059
Operating costs and expenses:
Product costs	1,890	1,598	3,715	3,317
Sales and marketing	1,972	1,450	3,922	2,632
Research and development	1,147	1,093	2,263	2,385
General and administrative	1,667	1,704	3,647	3,680

Total operating costs and expenses	6,676	5,845	13,547	12,014

Loss from operations	(458)	(729)	(1,775)	(1,955)
Interest income, interest expense and other income (expense), net:
Interest income	—	4	2	11
Interest expense	(92)	(102)	(185)	(203)
Other income (expense), net	104	—	347	(3)

Loss before income tax	(446)	(827)	(1,611)	(2,150)
Income tax	—	—	(5)	(3)

Net loss	$(446)	$(827)	$(1,616)	$(2,153)

Basic and diluted net loss per share:	$(0.01)	$(0.02)	$(0.03)	$(0.04)

Weighted average shares used in computing basic and diluted net loss per share	54,206,637	53,067,793	54,055,972	53,067,419

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$11,970	$12,851
Short-term marketable securities	—	747
Accounts receivable	2,625	2,789
Inventories	234	134
Assets held for sale	—	300
Prepaid expenses and other current assets	1,178	871

Total current assets	16,007	17,692
Restricted cash	1,400	1,400
Property and equipment, net	1,045	1,250
Other long-term assets	107	142

Total assets	$18,559	$20,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$435	$469
Notes payable, current portion	900	272
Deferred revenues, current portion	311	317
Deferred rent, current portion	13	—
Unfavorable lease obligations	641	588
Accrued and other current liabilities	1,808	1,953

Total current liabilities	4,108	3,599
Non-current portion of notes payable	4,013	4,621
Non-current portion of deferred revenue	73	225
Non-current portion of deferred rent	362	363
Non-current portion of unfavorable lease obligation	2,135	2,475
Other long term liabilities	372	346

Total liabilities	11,063	11,629
Stockholders’ equity:
Preferred stock	—	—
Common stock	542	539
Additional paid-in capital	206,302	206,048
Accumulated deficit	(199,348)	(197,732)

Total stockholders’ equity	7,496	8,855

Total liabilities and stockholders’ equity	$18,559	$20,484

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